UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.      )

Check the appropriate box:

☐   Preliminary Information Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑   Definitive Information Statement

CENTRAL ILLINOIS LIGHT COMPANY

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

CENTRAL ILLINOIS LIGHT COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

CENTRAL ILLINOIS LIGHT COMPANY

The Annual Meeting of Shareholders of Central Illinois Light Company will be held at The Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri, on Tuesday, April 24, 2007, at 9:00 A.M., for the purposes of

(1) electing five Directors of the Company for terms ending at the 2008 annual meeting of shareholders; and

(2) acting on other proper business presented to the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If you owned shares of the Company’s capital stock at the close of business on March 6, 2007, you are entitled to vote at the meeting and at any adjournment thereof. Persons will be admitted to the meeting upon verification of their shareholdings in the Company. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 6, 2007, the record date for voting. Please note that cameras and other recording devices will not be allowed in the meeting.

THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

By order of the Board of Directors.

STEVEN R. SULLIVAN
Secretary

St. Louis, Missouri
March 13, 2007

INFORMATION STATEMENT OF CENTRAL ILLINOIS LIGHT COMPANY

(First sent or given to shareholders on or about March 13, 2007)

Principal Executive Offices:
300 Liberty Street
Peoria, IL 61602

FORWARD-LOOKING INFORMATION

Statements in this information statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. These statements are intended to constitute “forward looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. We are providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.

INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

This information statement is furnished in connection with the Annual Meeting of Shareholders of Central Illinois Light Company, doing business as AmerenCILCO (the “Company,” “CILCO,” “we,” “us” and “our”), to be held on Tuesday, April 24, 2007 (“Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at The Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri at 9:00 A.M. Central Time.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We are a direct first tier subsidiary of CILCORP Inc. (“CILCORP”). CILCORP, Union Electric Company, doing business as AmerenUE (“Union Electric”), Central Illinois Public Service Company, doing business as AmerenCIPS (“CIPS”), Illinois Power Company, doing business as AmerenIP (“IP”), Ameren Services Company (“Ameren Services”), Ameren Energy Resources Company (“AER”), and Ameren Energy, Inc. (“AE”) are the principal first tier subsidiaries of Ameren Corporation (“Ameren”), a holding company. AER is the parent company of Ameren Energy Generating Company (“AEG”).

Ameren has common equity securities listed on the New York Stock Exchange (“NYSE”) and holds either directly or indirectly more than 50 percent of the voting power of CILCO, Union Electric, CIPS, Ameren Services, AER, AE, AEG, CILCORP and IP. CILCO lists only Preferred Stock (non-convertible and non-participating) on the NYSE and therefore is generally exempt from the corporate governance rules of the NYSE (Section 303A of the NYSE’s Listed Company Manual).

Our 2006 Form 10-K is being sent, along with the Notice of Annual Meeting and this information statement, to all shareholders of record at the close of business on March 6, 2006, which is the record date for the determination of shareholders entitled to vote at the meeting. Note that the 2006 Form 10-K is a combined report for Ameren, Union Electric, CIPS, AEG, CILCORP, CILCO and IP, which comprise all Ameren companies registered under the Securities Exchange Act of 1934, as amended.

As information, CILCO’s Annual Meeting will be held in conjunction with the Ameren, CIPS, Union Electric and IP annual meetings.

VOTING

Only shareholders of record of our Common Stock and Preferred Stock at the close of business on the Record Date, March 6, 2007, are entitled to vote at the Annual Meeting. The voting securities of the Company on such date consisted of (1) 13,563,871 shares of Common Stock, without par value, all of which were owned by CILCORP; (2) 191,204 shares of Preferred Stock, $100 par value per share; and (3) 176,000 shares of Class A Preferred Stock, without par value. As provided in our By-Laws, in order to conduct the meeting, holders of more than one-half of the outstanding shares entitled to vote must be present in person or represented by proxy so that there is a quorum. Our Common Stock and Preferred Stock vote together as a single class on the election of directors. Each shareholder is entitled to one vote for each share of our stock held (whether Common or Preferred), on each matter submitted to a vote at the Annual Meeting, except that in the election of directors, each shareholder is entitled to vote cumulatively and therefore may give one nominee votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder, or those votes may be distributed among any two or more nominees.

In determining whether a quorum is present at the Annual Meeting, shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter, shall be deemed to be represented at the meeting for quorum purposes. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented. If the proxy states how shares will be voted in the absence of instructions by the shareholder, such shares shall be deemed to be represented at the meeting.

In all matters, other than the election of directors, every decision of a majority of the shares entitled to vote on the subject matter and represented in person or by proxy at the meeting at which a quorum is present shall be valid as an act of the shareholders. In tabulating the number of votes on such matters (i) shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the meeting as to such matter, (ii) except as provided in (iii) below, shares represented by a proxy as to which voting instructions are not given as to one or more matters to be voted on shall not be deemed to be represented at the meeting for the purpose of the vote as to such matter or matters, and (iii) a proxy which states how shares will be voted in the absence of instructions by the shareholder as to any matter shall be deemed to give voting instructions as to such matter. In the election of directors, the five nominees who receive the most votes will be elected. Shareholder votes are certified by independent inspectors of election.

We have been informed that Ameren intends to cast the votes of all of the outstanding shares of our Common Stock for the election of the nominees for directors named in Item (1). Accordingly, this matter is expected to be approved. Therefore, the Board of Directors considered it unnecessary to solicit proxies for the Annual Meeting. However, if you wish to vote your shares of Preferred Stock, you may do so by attending the Annual Meeting in person and casting your vote by a ballot which will be provided for that purpose.

OTHER ANNUAL MEETING MATTERS

How You Can Review the List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at the Office of the Secretary of the Company and at the Company’s registered office at 300 Liberty Street, Peoria, Illinois.

Webcast of the Annual Meeting

The Annual Meeting will also be webcast on April 24, 2007. You are invited to visit http://www.ameren.com at 9:00 A.M. CT on April 24, 2007, to hear the webcast of the Annual Meeting. On the home page, you will click on “Live Webcast Annual Meeting April 24, 2007, 9:00 A.M. CT,” then the appropriate audio link. The webcast will remain on Ameren’s website for one year. You cannot record your vote on this webcast.

How You Can Contact Us About Annual Meeting Matters

You may reach us:

-	by mail addressed to Office of the Secretary Central Illinois Light Company P.O. Box 66149, Mail Code 1370 St. Louis, MO 63166-6149

-	by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502).

ITEMS YOU MAY VOTE ON

Item (1):  Election of Directors

Five directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. In the event that any nominee for election as director should become unavailable to serve, votes will be cast for such substitute nominee or nominees as may be nominated by the Nominating and Corporate Governance Committee of Ameren’s Board of Directors and approved by the Board of Directors. The Nominating and Corporate Governance Committee, as described below, performs its committee functions for our Board. The Board of Directors knows of no reason why any nominee will not be able to serve as director. The five nominees for director who receive the most votes will be elected.

Our Board of Directors is currently comprised of six directors, each of whom is an executive officer of the Company or its affiliates. In connection with certain organizational changes to Ameren’s structure and reporting relationships, Gary L. Rainwater relinquished the positions of Chairman and Chief Executive Officer of the Company, effective January 1, 2007. While Mr. Rainwater remains a Company director until the Annual Meeting, as part of these changes, he will not be nominated for re-election to the Company’s Board of Directors. As a result of the foregoing, the size of the Board of Directors will be reduced to five members effective as of the Annual Meeting.

Gary L. Rainwater is currently the Chairman, President and Chief Executive Officer of Ameren and CILCORP. Mr. Rainwater began his career with Union Electric in 1979 as an engineer and has held various positions with Union Electric and other Ameren subsidiaries during his employment. In December 1997, he became Chief Executive Officer and President of CIPS. He was elected President and Chief Operating Officer of Ameren, Union Electric and Ameren Services in 2001. In 2003, he was elected Chief Executive Officer and President of the Company and CILCORP. Effective January 1, 2004, Mr. Rainwater was elected to serve as Chairman and Chief Executive Officer of Ameren, Union Electric and Ameren Services in addition to his position as President. At that time, he was also elected Chairman of the Company and CILCORP in addition to his position as Chief Executive Officer and President of those companies which he assumed in 2003. In September 2004, upon Ameren’s acquisition of IP, Mr. Rainwater was elected Chairman, President and Chief Executive Officer of IP. He held the position of Chairman of the Company, CIPS and IP after relinquishing his position as President in October 2004. Effective January 2007, Mr. Rainwater also relinquished his positions as Chairman, President and Chief Executive Officer of Union Electric and Ameren Services and as Chairman and Chief Executive Officer of CIPS and IP. Mr. Rainwater has been a director of Ameren since 2003 and, in addition to serving as a director of the Company, also serves as a director of the following other Ameren subsidiaries: CILCORP, CIPS, Union Electric, AEG and IP.

The NYSE listing standards provide certain exemptions for companies listing only preferred or debt securities on the NYSE, such as CILCO (see “INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING” on page 1 of this information statement), including, among others, exemptions from the requirements to have a majority of independent directors on their boards and to have their own audit, nominating/corporate governance and compensation committees composed of their own independent directors. We are choosing to apply these exemptions. As discussed below, the Audit Committee, as well as the

Nominating and Corporate Governance Committee and Human Resources Committee of Ameren’s Board of Directors, perform committee functions for our Board.

Information Concerning Nominees to the Board of Directors

The nominees for our Board of Directors are listed below, along with their age as of December 31, 2006, tenure as director and business background for at least the last five years. Each nominee has consented to being nominated for director and has agreed to serve if elected. No arrangement or understanding exists between any nominee and the Company or, to the Company’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. All of the nominees are currently directors of the Company and have been previously elected by the Company’s shareholders at prior annual meetings. There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer. See “— Corporate Governance — Policy and Procedures With Respect to Related Person Transactions” below for certain reportable family relationships with non-executive officers. All of the nominees for election to the Board were unanimously recommended by the Nominating and Corporate Governance Committee of Ameren’s Board of Directors and were unanimously nominated by our Board of Directors. We have been informed that CILCORP intends to cast the votes of all of the outstanding shares of our Common Stock for the election of the nominees named below.

WARNER L. BAXTER

Executive Vice President and Chief Financial Officer of the Company, CILCORP, Ameren, CIPS, AEG, Union Electric and IP and Chairman, President, Chief Executive Officer and Chief Financial Officer of Ameren Services.

Mr. Baxter joined Union Electric in 1995 as Assistant Controller. He was promoted to Controller of Union Electric in 1996 and was elected Vice President and Controller of Union Electric, Ameren and Ameren Services in 1998. He was elected Vice President and Controller of CIPS in 1999 and of AEG in 2000. Mr. Baxter was elected Senior Vice President of Union Electric, Ameren, CIPS, Ameren Services and AEG in 2001 and at CILCORP and the Company in 2003. In October 2003, he was elected to his present position at CILCORP and the Company, Ameren, CIPS, AEG, Union Electric and at IP in September 2004. In October 2003, Mr. Baxter was elected Executive Vice President and Chief Financial Officer at Ameren Services and in January 2007, he was elected Chairman, President, Chief Executive Officer and Chief Financial Officer of Ameren Services. Director of the Company since 2003. Other directorships: CIPS (since 1999); Union Electric (since 1999); AEG (since 2001); CILCORP (since 2003); IP (since 2004). Age: 45.

SCOTT A. CISEL

Chairman, President and Chief Executive Officer of the Company, CIPS and IP and Vice President of Union Electric.

Mr. Cisel joined the Company in 1975 and advanced through various management positions in sales and customer service. Mr. Cisel was elected Vice President of the Company’s Sales and Marketing and Federal and State Governmental and Regulatory Activities in 1995. He became leader of the Company’s Sales and Marketing Business Unit in 1999 and was named Senior Vice President and leader of the Company’s Sales and Marketing Business Unit in 2001. He was elected Vice President and Chief Operating Officer of the Company upon Ameren’s acquisition of CILCO in 2003. Mr. Cisel was elected President and Chief Operating Officer of the Company, CIPS, IP and Vice President of Union Electric in 2004. He was elected to his present positions at the Company, CIPS and IP in January 2007. Director of the Company since 1998. Other directorships: CIPS (since 2004); IP (since 2004). Age: 53.

DANIEL F. COLE

Senior Vice President of the Company, CILCORP, CIPS, Ameren Services, Union Electric, AEG and IP.

Mr. Cole was employed by Union Electric in 1976 as an engineer. He was named Union Electric’s Manager-Resource Planning in 1996 and General Manager-Corporate Planning in 1997. In 1998, he was elected Vice President-Corporate Planning of Ameren Services. Mr. Cole was elected to his present position at Union Electric and Ameren Services in 1999, at CIPS in 2001, at the Company and CILCORP in 2003 and at IP in 2004. He was elected President of AEG in 2001 and relinquished that position in 2003. Director of the Company since 2003. Other directorships: CILCORP (since 2003); CIPS (since 2003); IP (since 2004); Union Electric (since 2005). Age: 53.

STEVEN R. SULLIVAN

Senior Vice President, General Counsel and Secretary of the Company, CILCORP, Ameren, CIPS, AER, AEG, AE, Ameren Services, Union Electric and IP.

Mr. Sullivan was elected Vice President, General Counsel and Secretary of Union Electric, Ameren and CIPS in 1998 and at AEG in 2000. In January 2003, he was elected Vice President, General Counsel and Secretary of CILCORP and the Company. He was elected to his present positions at Union Electric and its affiliates in October 2003. He was elected Senior Vice President, General Counsel and Secretary of IP in September 2004. Director of the Company since January 2004. Other directorships: CILCORP (since 2004); CIPS (since 2004); Union Electric (since 2004); AEG (since 2004); IP (since 2004). Age: 46.

THOMAS R. VOSS

Chairman, President and Chief Executive Officer of Union Electric, and Executive Vice President of the Company, CILCORP, CIPS, Ameren Services and IP, and Executive Vice President and Chief Operating Officer of Ameren.

Mr. Voss began his career with Union Electric in 1969 as an engineer and has held various positions with Union Electric and other Ameren subsidiaries during his employment. Mr. Voss was elected Vice President of CIPS in 1998. He was elected Senior Vice President of Union Electric, CIPS and Ameren Services in 1999, of AEG in 2001, of CILCORP and the Company in 2003 and of IP in September 2004. He was elected Executive Vice President and Chief Operating Officer of Ameren effective January 1, 2005 and Executive Vice President of the Company, CILCORP, Union Electric and IP effective in May 2006. In January 2007, Mr. Voss was elected Chairman, President and Chief Executive Officer of Union Electric and relinquished his position as President of AER. Director of the Company since 2003. Other directorships: CIPS (since 2001); Union Electric (since 2001); CILCORP (since 2003); AEG (since 2003); IP (since 2004). Age: 59.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE DIRECTOR NOMINEES.

Board Structure

Board and Committee Meetings and Annual Meeting Attendance — During 2006, the Board of Directors met or acted by unanimous written consent without a meeting 13 times. All directors attended or participated in 75 percent or more of the aggregate number of meetings of the Board and the Board Committees of which they were members.

The Company has adopted a policy under which Board members are expected to attend each shareholders’ meeting. At the 2006 annual meeting, all of the then incumbent directors were in attendance.

Age Policy — Ameren’s Directors who attain age 72 prior to the date of an annual meeting are required to submit a letter to Ameren’s Nominating and Corporate Governance Committee offering his or her resignation, effective with the end of the director’s elected term, for consideration by the Committee. The Nominating and Corporate Governance Committee will review the appropriateness of continued service on the Board of Directors by that director and make a recommendation to the Board of Directors and, if applicable, annually thereafter. In addition, the eligibility of a former employee to serve as a director, except for an employee who served as Chief Executive Officer of Ameren, Union Electric or CIPS, ceases on the date upon which they cease active employment with the respective company.

Board Committees — The Board of Directors has a standing Executive Committee and utilizes the Audit Committee, Human Resources Committee, and Nominating and Corporate Governance Committee of Ameren’s Board of Directors. As previously discussed, CILCO lists only Preferred Stock on the NYSE. As such, the NYSE listing standards allow the Company to utilize Ameren’s Audit Committee, Human Resources Committee, and Nominating and Corporate Governance Committee to perform such committee functions for the Company’s Board. Ameren’s Audit Committee, Human Resources Committee, and Nominating and Corporate Governance Committee are comprised entirely of non-management directors, each of whom Ameren’s Board of Directors has determined to be “independent” as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and Ameren’s Policy Regarding Nominations of Directors (the “Director Nomination Policy”).

Executive Committee — The Executive Committee has such duties as may be delegated to it from time to time by the Board and has authority to act on most matters concerning management of the Company’s business during intervals between Board meetings. The Executive Committee did not meet or act by unanimous written consent without a meeting in 2006. The present members of this committee are Messrs. Baxter, Cisel and Sullivan.

Ameren’s Audit Committee — Ameren’s Audit Committee’s Charter is posted on Ameren’s website, at http://www.ameren.com/Investors.

Ameren’s Audit Committee Charter provides that the Committee’s duties include: (1) reviewing with management the design and effectiveness of the system of financial reporting internal controls of Ameren and its subsidiaries, including the Company; (2) reviewing the scope and results of the annual audit and other services performed by the independent registered public accountants; (3) reviewing and discussing with management and the independent registered public accountants the annual audited financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Ameren and its subsidiaries, including the Company, and recommending to the Board the inclusion of such financial statements in the Company’s Annual Report on SEC Form 10-K (see “AUDIT COMMITTEE REPORT” below); (4) reviewing and discussing with management and the independent registered public accountants the quarterly financial statements of Ameren and its subsidiaries, including the Company, and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and authorizing the inclusion of such financial statements in the Company’s Quarterly Reports on SEC Form 10-Q; (5) appointing, compensating, evaluating and overseeing of the independent registered public accountants and pre-approving fees related to audit and other services they perform; (6) reviewing the scope of audits and the annual budget of the internal auditors; (7) reviewing the appointment of the internal audit manager, or approving the retention of any third-party provider of internal audit services; (8) reviewing the performance of the internal audit function and ensuring that an internal audit function is maintained; and (9) taking other actions as required by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. Ameren’s Audit Committee has established a system to enable employees to communicate directly with the members of the Committee about deficiencies in the accounting, internal controls and financial reporting practices of Ameren and its subsidiaries, including the Company. Ameren’s Audit Committee held nine meetings in 2006. Douglas R. Oberhelman serves as Chairman of the Committee and Stephen F. Brauer, Susan S. Elliott, Richard A. Liddy and Richard A. Lumpkin serve as members. Ameren’s Board of Directors has determined that each of the members of the Audit Committee is qualified to serve on the Audit Committee in accordance with the criteria specified in rules issued by the SEC and the NYSE. Ameren’s Board of Directors has determined that Douglas R. Oberhelman qualifies as an “audit committee financial expert” as that term is defined by SEC rules.

Ameren’s Human Resources Committee — Ameren’s Human Resources Committee’s Charter is posted on Ameren’s website, at http://www.ameren.com/Investors.

Ameren’s Human Resources Committee Charter provides that the Committee’s duties include: (1) reviewing and approving corporate goals and objectives relevant to compensation of Chief Executive Officers of Ameren and its subsidiaries, including the Company, evaluating performance and compensation of these officers in light of such goals and objectives and establishing compensation levels for these officers; (2) overseeing the evaluation of other executive officers of Ameren and its subsidiaries, including the Company, and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under Ameren’s incentive compensation plan; (4) reviewing and approving any executive employment agreements, severance agreements, change in control agreements and determining policy with respect to Section 162(m) of the Internal Revenue Code of 1986 (the “IRC”); (5) reviewing and discussing with management the Compensation Discussion and Analysis section of Ameren’s Form 10-K and proxy statement and the Form 10-K and information statement of the Company and other Ameren subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934; (6) preparing an annual report for Ameren’s Form 10-K and proxy statement and the Form 10-K and information statement of the Company and other Ameren subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934; and (7) acting on important policy matters affecting personnel. Ameren’s Human Resources Committee held six meetings in 2006. Richard A. Liddy serves as Chairman of the Committee and Gordon R. Lohman, Richard A. Lumpkin, Harvey Saligman and Patrick T. Stokes serve as members. See “— Human Resources Committee Report” below.

Governance

Ameren’s Human Resources Committee focuses on good governance practices in its operation. In 2006, this included:

•	considering compensation for the Executives (as defined below) in the context of all of the components of total compensation;

•	requiring several meetings to discuss important decisions;

•	reviewing tally sheets for the Executives including all components of total compensation packages;

•	receiving meeting materials several days in advance of meetings;

•	conducting executive sessions with Committee members only; and

•	obtaining professional advice from an outside compensation consultant engaged directly by the Committee that enabled the Committee to make decisions in the best interests of the Company, and having direct access to the outside compensation consultant.

Delegation of Authority

In 2006, Ameren’s Human Resources Committee delegated authority to the Human Resources Administrative Committee comprised of designated members of management to approve employee separation packages for certain employees, not including the Executives, under certain circumstances.

Role of Executive Officers

The Chief Executive Officer of Ameren, with input from the Senior Vice President and Chief Human Resources Officer of Ameren Services, recommends to the Committee base salary, target short-term incentive levels, actual short-term incentive payouts and long-term incentive grants for the other Executives. The Human Resources Committee considers, discusses, modifies as appropriate, and takes action on such proposals.

Role of Compensation Consultants

In 2006, the Human Resources Committee directly retained Hewitt Associates (“Hewitt”) as its outside compensation consultant. The Committee informed Hewitt in writing that it expected Hewitt to be frank and upfront with the Committee at all times and to advise the Committee if and when there were elements of management proposals to the Committee that Hewitt believed the Committee should not support.

During 2006, Hewitt assisted the Committee with a comprehensive analysis of market data and its implications for pay at Ameren and its subsidiaries, including the Company, as well as various other executive compensation issues. Hewitt representatives attended four of the six Committee meetings during 2006.

Human Resources Committee Interlocks and Insider Participation

The current members of Ameren’s Human Resources Committee of the Board of Directors, Messrs. Liddy, Lohman, Lumpkin, Saligman and Stokes, were not at any time during 2006 or at any other time an officer or employee of Ameren or its subsidiaries, including the Company, and no member had any relationship with Ameren or its subsidiaries, including the Company, requiring disclosure under applicable SEC rules.

No executive officer of Ameren or its subsidiaries, including the Company, has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors of Ameren or its subsidiaries, including the Company, or the Human Resources Committee during 2006.

Ameren’s Nominating and Corporate Governance Committee — Ameren’s Nominating and Corporate Governance Committee Charter is posted on Ameren’s website, at http://www.ameren.com/Investors.

Ameren’s Nominating and Corporate Governance Committee is responsible for the nomination of Company directors and the Company’s corporate governance practices. More specifically, the Charter provides that the Committee’s duties include: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) reviewing the Board’s policy for director compensation and benefits; (4) establishing a process by which shareholders and other interested persons will be able to communicate with members of the Board; and (5) developing and recommending to the Board corporate governance guidelines applicable to Ameren and its subsidiaries, including the Company. Ameren’s Nominating and Corporate Governance Committee also has oversight responsibilities with respect to Ameren’s code of business conduct (referred to as its Corporate Compliance Policy), its Code of Ethics for Principal Executive and Senior Financial Officers and its Policy and Procedures with Respect to Related Person Transactions which are applicable to the Company as well as Ameren. See “— Corporate Governance” below. Ameren’s Nominating and Corporate Governance Committee held five meetings in 2006. Gordon R. Lohman serves as Chairman of the Committee and James C. Johnson, Harvey Saligman and Patrick T. Stokes serve as members.

Consideration of Director Nominees

Ameren’s Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with Ameren’s Director Nomination Policy, which can be found in the Investors’ section of Ameren’s website at http://www.ameren.com. Briefly, the Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by shareholders of the Company who provide the required information and certifications within the time requirements, as set forth in the Director Nomination Policy. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees. The Company does not normally pay any third-party search firm a fee to identify or evaluate or assist in identifying or evaluating potential director nominees and did not do so with regard to the nominees recommended for election in this information statement.

In considering a potential nominee for the Board, shareholders should note that in selecting candidates, Ameren’s Nominating and Corporate Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

Ameren’s Nominating and Corporate Governance Committee considers the following qualifications at a minimum in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements; and

•	ability to develop a good working relationship with other Board members.

Other than the foregoing, there are no stated minimum criteria for director nominees, although Ameren’s Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders.

Director Compensation

Directors who are employees or directors of Ameren or any of its subsidiaries receive no additional compensation for their services as Company directors. All nominees for director are executive officers of Ameren or its subsidiaries.

Corporate Governance

Corporate Governance Guidelines and Policies, Committee Charters and Codes of Conduct — Ameren’s Board of Directors has adopted Corporate Governance Guidelines, a Director Nomination Policy, a Policy Regarding Communications to the Board of Directors, a Policy and Procedures With Respect to Related Person Transactions, each applicable to Ameren and certain of its subsidiaries, including the Company, and written charters for its Audit Committee, Human Resources Committee, and Nominating and Corporate Governance Committee. Ameren’s Board of Directors also has adopted a code of business conduct (referred to as its Corporate Compliance Policy) applicable to all of the directors, officers and employees of Ameren and its subsidiaries and a Code of Ethics for Principal Executive and Senior Financial Officers of all Ameren companies. These documents and other items relating to the governance of the Company can be found in the Investors’ section of Ameren’s website at http://www.ameren.com. These documents are also available in print free of charge to any shareholder who requests them from the Office of the Company’s Secretary.

Director Independence — All nominees for director of the Company’s Board are executive officers of the Company or its affiliates and therefore do not qualify as “independent” under the NYSE listing standards. Although the NYSE listing standards generally require NYSE-listed companies to have a board of directors comprised of a majority of independent directors, as previously explained, the Company is exempt from this requirement.

Policy and Procedures With Respect to Related Person Transactions — In February 2007, Ameren’s Board of Directors adopted the Ameren Corporation Policy and Procedures with respect to Related Person Transactions. The policy applies to Ameren and its subsidiaries, including the Company, which are registered companies under the Securities Exchange Act of 1934. This written policy provides that Ameren’s Nominating and Corporate Governance Committee will review and approve Related Person Transactions (as defined below); provided that Ameren’s Human Resources Committee will review and approve the compensation of each Company employee who is an Immediate Family Member (as defined below) of a Company director or executive officer and whose compensation exceeds $120,000. The Chair of Ameren’s Nominating and Corporate Governance Committee has delegated authority to act between Committee meetings. References in this section to the Nominating and Corporate Governance Committee and the Human Resources Committee refer to Ameren’s Nominating and Corporate Governance Committee and Ameren’s Human Resources Committee, respectively.

For purposes of this policy, “Immediate Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner of the Company, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Ameren (including the Company and any of Ameren’s other subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest, other than (1) competitively bid or regulated public utility services transactions, (2) transactions involving trustee type services, (3) transactions in which the Related Person’s interest arises solely from ownership of Company equity securities and all equity security holders received the same benefit on a pro rata basis, (4) an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if (i) the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules; or (ii) the executive officer is not an Immediate Family Member of another executive officer or director and such compensation would have been reported under the SEC’s executive and director compensation proxy statement disclosure rules as compensation earned for services to the Company if the executive officer was a named executive officer as that term is defined in the SEC’s executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to Ameren’s Board of Directors for approval, by the Human Resources Committee of Ameren’s Board of Directors, or (5) if the compensation of or transaction with a director is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer of the Company, (2) 5% or greater beneficial owners, (3) Immediate Family Members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all other related persons to such person has a 10% or greater beneficial interest.

The Office of the Corporate Secretary of Ameren will assess whether a proposed transaction is a Related Person Transaction for purposes of the policy.

The policy recognizes that certain Related Person Transactions are in the best interests of the Company and its shareholders.

The approval procedures in the policy identify the factors the Nominating and Corporate Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Corporate Governance Committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an Immediate Family Member of a director or an entity in which a director is a general partner, 10% or greater shareholder or executive officer; the availability and costs of other sources for comparable products or services; the terms of the transaction; the terms available to or from unrelated third parties or to employees generally; and an analysis of the significance of the transaction to both the Company and the Related Party. The Nominating and Corporate Governance Committee will approve only those Related Person Transactions (a) that are in compliance with applicable SEC rules and regulations, NYSE listing requirements and the Company’s policies, including but not limited to the Corporate Compliance Policy and (b) that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Nominating and Corporate Governance Committee determines in good faith.

The policy provides for the annual pre-approval by the Nominating and Corporate Governance Committee of certain Related Person Transactions that are identified in the policy, as the policy may be supplemented and amended. For 2007, the Nominating and Corporate Governance Committee (and the Human Resources Committee, in the case of employment relationships involving compensation exceeding $120,000) pre-approved, in accordance with the policy, the following Related Person Transactions:

•	purchases by Ameren and/or its subsidiaries of equipment, equipment leases and maintenance and training services from Caterpillar Inc. (employer of Mr. Douglas R. Oberhelman, director of Ameren) or its subsidiaries and affiliates; provided that the aggregate amount of all such transactions may not exceed 2% of Ameren’s or Caterpillar Inc.’s consolidated gross revenues during any of the past three years;

•	sales of non-regulated energy services and leases of office space by Ameren and/or its subsidiaries to Caterpillar Inc. or its subsidiaries and affiliates; provided that the aggregate amount of all such transactions may not exceed 2% of Caterpillar Inc.’s consolidated gross revenues during any of the past three years; and

•	employment of Patricia A. Fuller, Health and Welfare Consultant, Ameren Services, sister of Gary L. Rainwater, a Company director and Chairman, President and Chief Executive Officer of Ameren.

In 2006, the Company’s unwritten policy with respect to Related Person Transactions was to evaluate and monitor Related Person Transactions. Any such transaction was required to comply with the Company’s policies, including the Corporate Compliance Policy, and any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements were required to be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

During 2006, other than employment by the Company or its affiliates, the Company had no business relationships with directors and nominees for director required to be reported by SEC rules.

A certain Company executive officer did have a reportable family employment relationship in 2006. Gary L. Weisenborn, a brother of Dennis W. Weisenborn, a Vice President of the Company and various affiliates, is employed by Union Electric as a superintendent, for which he received total compensation of $131,473 for 2006.

Legal and Regulatory Matters

In April 2005, Caterpillar Inc. intervened in the Illinois Commerce Commission (“ICC”) proceedings relating to the power procurement auction and related tariffs of CILCO, CIPS and IP (the “Ameren Illinois Utilities”). In the Ameren Illinois Utilities’ 2005 auction process proceedings, Caterpillar Inc., in conjunction with other industrial customers as a coalition, opposed the Ameren Illinois Utilities’ filing on issues regarding auction design and auction process, among others. In February 2006, Caterpillar Inc. intervened in the 2006 rate cases filed by the Ameren Illinois Utilities with the ICC to modify their electric delivery service rates. In the 2006 rate cases Caterpillar Inc., in conjunction with other industrial customers as a coalition, opposed the Ameren Illinois Utilities’ filings on issues regarding rate design and revenue requirements, among others. Douglas R. Oberhelman, a director of Ameren, is an executive officer of Caterpillar Inc. Mr. Oberhelman did not participate in Ameren’s Board and Committee deliberations relating to these matters.

Other Matters

The Board of Directors does not know of any matter, other than the election of directors, which may be presented to the meeting.

SECURITY OWNERSHIP

Securities of the Company

All of the outstanding shares of our Common Stock are owned by CILCORP, 300 Liberty Street, Peoria, Illinois 61602. CILCORP is a wholly-owned subsidiary of Ameren as a result of Ameren’s acquisition of CILCORP in January 2003 that resulted in an indirect change in control of the Company. None of our 191,204 shares of Preferred Stock or 176,000 shares of Class A Preferred Stock currently outstanding were owned by directors, nominees for director and executive officers as of February 1, 2007. To our knowledge, there are no beneficial owners of five percent or more of the outstanding shares of our Preferred Stock as of February 1, 2007, but no independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

Securities of Ameren

The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock as of February 1, 2007 for (i) each director and nominee for director of the Company, (ii) the Company’s Chairman and Chief Executive Officer during 2006, the Company’s Chief Financial Officer, and the three other most highly compensated executive officers of the Company who were serving as executive officers at the end of 2006, named in the Summary Compensation Table below (collectively, the “Executives”), and (iii) all executive officers, directors and nominees for director as a group.

	Number of Shares of
	Ameren Common Stock	Percent
Name	Beneficially Owned(1)	Owned(2)

Warner L. Baxter	28,398	*
Scott A. Cisel	11,522	*
Daniel F. Cole	41,640	*
Gary L. Rainwater	70,533	*
Steven R. Sullivan	14,405	*
Thomas R. Voss	35,431	*
All directors, nominees for director and executive officers as a group (9 persons)	239,769	*

*	Less than one percent.

(1)	This column lists voting securities, including Ameren restricted stock held by executive officers over which the individuals have voting power but no investment power. For Mr. Cole, this column also includes 16,300 shares issuable within 60 days upon the exercise of Ameren stock options. None of the other named individuals held shares issuable within 60 days upon the exercise of Ameren stock options. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such director, nominee for director or executive officer does not claim beneficial ownership.

(2)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 206,599,810 shares of Ameren Common Stock outstanding on February 1, 2007 and the number of shares of Ameren Common Stock that such person or group had the right to acquire on or within 60 days of February 1, 2007, including, but not limited to, upon the exercise of options.

Since 2003, Ameren has had a policy which prohibits directors and executive officers from engaging in pledges of Ameren securities or margin accounts with respect to Ameren securities.

The address of all persons listed above is c/o Central Illinois Light Company, 300 Liberty Street, Peoria, Illinois 61602.

Stock Ownership Requirement for Officers

In October 2006, Ameren’s Board of Directors adopted, effective January 1, 2007, a stock ownership requirement applicable to certain officers of Ameren and its subsidiaries, including the Company. Under this requirement, within five years of its January 1, 2007 effective date or within five years after initial election to such office, each such officer is required to own shares of the Ameren’s Common Stock valued as a percentage of base salary as follows: President and Chief Executive Officer of Ameren (300 percent), President and Chief Executive Officer of the Company, UE, CILCORP, CIPS, IP, AER and Ameren Services (200 percent), Executive Vice President (200 percent), President and Chief Executive Officer of Ameren subsidiaries other than the foregoing (100 percent), Senior Vice President and Vice President (100 percent); provided that officers holding multiple positions with Ameren and its subsidiaries shall be subject to the higher applicable share ownership requirement. When an officer subject to the Officer Stock Ownership Requirement reaches the age of 62, the applicable Officer Stock Ownership Requirement is reduced by one-half. At any time an officer subject to the stock ownership requirement has not satisfied the applicable requirement, such officer must retain at least 50% of the net shares delivered to him or her pursuant to awards granted after January 1, 2012 under Ameren’s equity compensation programs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10 percent of the Company’s Common Stock to file reports of their ownership in the Company’s Preferred Stock, and, in some cases, of its ultimate parent’s Common Stock, and of changes in that ownership with the SEC and the NYSE. SEC regulations also require the Company to identify in this information statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the filed reports and written representations that no other reports are required, each of the Company’s directors and executive officers complied with all such filing requirements during 2006.

EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this information statement, in whole or in part, the following Ameren Human Resources Committee Report shall not be deemed to be incorporated by reference into any such filings.

Human Resources Committee Report

The Human Resources Committee of Ameren Corporation’s Board of Directors (the “Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report portions of the information statement, as described in the Committee’s Charter.

The Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Committee.

The Committee met with management of the Company and the Committee’s outside consultant to review and discuss the Compensation Discussion and Analysis. Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this information statement and the Company’s 2006 Form 10-K, and the Board approved that recommendation.

Ameren Human Resources Committee:

Richard A. Liddy, Chairman
Gordon R. Lohman
Richard A. Lumpkin
Harvey Saligman
Patrick T. Stokes

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (or “CD&A”), references to “the Committee” are to the Human Resources Committee of the Board of Directors of Ameren Corporation and references to Ameren are to Ameren Corporation and its subsidiaries, including the Company. We use the term “Executives” to refer to the employees listed in the Summary Compensation Table.

Guiding Principles and Policies

The compensation paid to the Executives discussed in this information statement is for services rendered in all capacities to Ameren and its subsidiaries, including the Company. Ameren’s philosophy for compensation of the Executives is to provide a competitive total compensation program that is based on the size-adjusted median of the range of compensation paid by similar utility industry companies, adjusted for Ameren’s short- and long-term performance and the individual’s performance. The adjustment for Ameren’s performance aligns the long-term interests of management with that of Ameren’s shareholders to maximize shareholder value. The programs in place for 2006 support the pay-for-performance philosophy that Ameren utilizes.

Overview of Executive Compensation Program Components

In 2006, Ameren’s compensation program for the Executives consisted of several compensation elements, each of which is discussed in more detail below. At Ameren, decisions with respect to one element of pay tend not to impact other elements of pay. The following are the material elements of Ameren’s compensation program for the Executives:

•	base salary;

•	short-term incentives;

•	long-term incentives, specifically Ameren’s Performance Share Units Program;

•	retirement benefits; and

•	change of control protection.

Ameren’s Common Stock ownership requirements applicable to the Executives are discussed in this CD&A as well as under “SECURITY OWNERSHIP — Stock Ownership Requirement for Officers” above.

Ameren also provides various welfare benefits to the Executives on the same basis as it provides to all salaried employees. Ameren provides modest perquisites and other personal benefits to the Executives. Neither Ameren nor the Company has a corporate aircraft nor does either provide cars for the Executives for travel to and from the office or reimburse for country club memberships for any Executive. None of the Executives received perquisites or other personal benefits in an amount of $10,000 or more in 2006.

Market Data and Peer Group

The Committee’s consultant, Hewitt, collects and analyzes comprehensive market data annually, including base salary, target short-term incentives (non-equity incentive plan compensation) and long-term incentives opportunities, and benefits and perquisites periodically.

The elements of pay are benchmarked both individually and in total to the same comparator group.

To develop market figures, compensation opportunities for the Executives are compared to the compensation opportunities for comparable positions at companies similar to Ameren, defined as regulated utility industry companies in a revenue size range approximately one-half to double Ameren’s size. Hewitt uses various statistical techniques to adjust the market data to be appropriate for Ameren’s revenue size.

Ameren provides compensation opportunities at the size-adjusted median of the Hewitt data, and designs its incentive plans to pay significantly more or less than the target amount when performance is above or below target performance levels, respectively. Thus, Ameren’s plans are designed to result in payouts that are market-appropriate given its performance for that year or period.

The companies identified as the peer group used to develop 2006 compensation opportunities are listed below. The list is subject to change each year depending on the availability of the companies’ data through Hewitt’s database, and the continued appropriateness of the companies.

AGL Resources	Edison International	Public Service Enterprise Group, Inc.
CenterPoint Energy	FPL Group	SCANA Corporation
Cinergy Corp.	NiSource Inc.	Sempra Energy
CMS Energy	Pepco Holdings, Inc.	Southern Company
Dominion Resources, Inc.	PG&E Corporation	TXU Corp.
DTE Energy Company	PPL Corporation	WGL Holdings

Mix of Pay

Ameren believes that both cash compensation and non-cash compensation are appropriate elements of a total rewards program. Cash compensation is current compensation (i.e., base salary and annual incentive awards), while non-cash compensation is generally long-term compensation (i.e., equity based incentive compensation).

A significant percentage of total compensation is allocated to short-term and long-term incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the Committee reviews market data provided by Hewitt to determine the appropriate level and mix of incentive compensation. The allocation between current and long-term compensation is based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive award values.

Base Salary

Base salary compensates for competence and sustained performance in the executive role, and is a standard pay element. Ameren’s base salary program is designed to provide the Executives with market competitive salaries based upon role, experience, competence and performance.

The market data referenced above assist in defining the pay parameters for each Executive. Based on this data, the scope of each Executive’s role, and internal pay equity, a base salary range is established for each position. The base salary range is +/-20% of the established market rate for the position. The base salary of each Executive is managed within this pay range.

Mr. G.L. Rainwater (Ameren’s Chairman, President and Chief Executive Officer and, until January 2007, Chairman and Chief Executive Officer of the Company) recommended a 2006 base salary increase for each of the other Executives considering their then-current salary in relation to the market median, experience and sustained individual performance and results. These recommendations were presented to the Committee for discussion and approval at the December 2005 Committee meeting. Increases were approved based on the market data and base salary range, as well as internal pay equity, experience, individual performance and the need to retain an experienced team. Performance takes into account competence, initiative, contribution to achievement of Ameren goals and leadership.

The Committee consulted with Hewitt in executive session at its December 2005 meeting to determine and approve Mr. Rainwater’s base salary increase. The Committee’s decision was influenced by the above-mentioned market data and Mr. Rainwater’s relatively short time in his position, as well as his performance.

Base salary increases were effective January 1, 2006.

Short-Term Incentive Compensation: Executive Incentive Plan

Ameren’s short-term incentive compensation program element is entitled the Executive Incentive Plan (“EIP”). The EIP rewards Ameren’s annual achievement of earnings per share (“EPS”) goals and the Executive’s business unit and individual performance. The EIP focuses attention on achievement of financial goals and on business unit and individual performance that are expected to increase shareholder value.

The amounts listed in columns (d), (e) and (f) of the Grants of Plan-Based Awards Table represent the potential range of cash awards for the EIP for 2006 and are based on a percentage of each Executive’s base salary at the end of 2006.

In order to ensure that amounts are fully deductible for tax purposes, the Committee sets a limitation on 2006 short-term incentive payouts for each Executive of 0.5% of Ameren’s 2006 net income. The Committee then used negative discretion as provided under Section 162(m) of the IRC to arrive at actual, lower 2006 payouts based on Ameren’s performance for the year. By setting the limitation on payouts, the Committee ensured that such payouts met the definition of performance-based pay for tax purposes and thus, were fully deductible.

The payment of all of the short-term incentive award opportunities was dependent on Ameren’s 2006 EPS achievement. However, 50% of the award funded by EPS achievement was subject to adjustment downward based on the performance of the individual Executive and the business unit they were responsible for leading in 2006. The Committee also reserves the right to modify EPS achievement levels under exceptional circumstances.

The range of EPS goals for 2006 is shown below. Goals are set each year with reference to many factors, including the history of financial results, the expected business environment, fuel prices affecting Ameren’s business operations, operating costs and board expectations.

		Payout as a
Level of Performance	EPS	Percent of Target

Maximum	$3.35	150%
Target	$3.15	100%
Threshold	$2.95	50%
Below threshold	Less than $2.95	0%

The actual amounts of short-term incentive awards relating to the 2006 EIP are being paid in March 2007 and are set forth under column (g) entitled Non-Entity Incentive Plan Compensation in the Summary Compensation Table. Prior to the February 2007 Committee meeting, the forecasted EIP EPS achievement and recommended short-term incentive awards for the Executives other than Mr. Rainwater were forwarded by Mr. Rainwater to the Committee for review. In accordance with the terms of the EIP, the Committee, at the February meeting, adjusted Ameren’s 2006 EPS achievement level under the EIP to a level that resulted in funding of 60% of the target EIP compensation to reflect the exceptional effects of extraordinary weather events and regulatory rulings. As noted above, 50% of the award for each Executive was dependent on business unit and individual performance as determined by the Committee, and some individual Executive awards were lower than 60% of target.

The adjustment to EPS was made in recognition of several other factors, including the larger number of and extreme relative severity of the storms in Ameren’s service areas compared to prior years, the receipt by Ameren of the Edison Electric Institute “Emergency Recovery Award” for outstanding efforts to restore electric power in the wake of back-to-back storms in July 2006, and improved generation plant performance. The actions of the Committee and Ameren’s Board reflected the view that the Executives demonstrated the leadership qualities that Ameren’s executive compensation program was designed to foster and reward.

Long-Term Incentives: Performance Share Unit Program (“PSUP”)

Ameren began granting performance share units in 2006. In the five years prior to 2006, Ameren granted performance-based restricted stock. Both are discussed below.

In General

A performance share unit (“PSU” or “share unit”) is the right to receive a share of Ameren Common Stock if certain long-term performance criteria are achieved and the Executive remains an Ameren employee.

Role of the PSUP

The PSUP, which is governed by the Ameren shareholder-approved 2006 Omnibus Incentive Compensation Plan, plays the following role in the compensation program:

•	provides compensation dependent on Ameren’s three-year Total Shareholder Return (“TSR”) (calculated as described below under “— 2006 Grants”) versus utility industry peers, as identified below;

•	provides some payout (below target) if three-year TSR is below the 30th percentile but EPS in each year of the three-year performance period is at least equal to the dividend paid of $2.54 per Ameren common share in 2005;

•	accrues dividends during the performance period, as declared and paid, in order to further align executives’ interests with those of shareholders;

•	promotes retention of executives during a three-year performance and vesting period; and

•	shares Ameren Common Stock price increases and decreases over a five-year period.

PSUP Design

Ameren designed the PSUP to accomplish the following:

•	align executives’ interests with shareholder interests: awards are denominated in Ameren Common Stock units and paid out in Ameren Common Stock. Payouts are dependent on Ameren’s Common Stock performance, and are limited to target if TSR is negative;

•	competitive with market practice: the majority of regulated utility companies use plans similar to this program, and with this performance measure;

•	promote Common Stock ownership: payout of earned awards is made 100% in Common Stock, with dividends on Common Stock, as declared and paid, reinvested into additional share units throughout the performance period. Share units are restricted from sale for two years once earned;

•	allow executives to share in the returns created for shareholders: returns for shareholders include dividends as declared and paid and this is reflected in the plan performance measure and rewards; and

•	retentive: annual competitive grants with a three-year vesting and performance period provide incentive for executives to stay with Ameren and manage Ameren in the long-term interests of Ameren and its shareholders.

Accounting treatment was taken in account in designing the PSUP. PSUs are intended to qualify for the “performance-based compensation” exception from the $1 million cap on deductibility of executive compensation imposed by Section 162(m) of the IRC.

2006 Grants

For 2006, a target number of PSUs was granted to each Executive pursuant to the 2006 Omnibus Incentive Compensation Plan as reflected in column (h) of the Grants of Plan-Based Awards Table. The proposed 2006 grant sizes were included in Ameren’s proxy statement relating to the 2006 annual meeting.

Grant sizes were calculated primarily considering the market data mentioned above, and secondarily considering internal pay equity.

The actual number of PSUs earned will vary from 0% to 200% of the target number of PSUs granted to each Executive, based primarily on Ameren’s 2006-2008 TSR relative to a utility industry peer group and contingent on continued employment during 2006-2008. The threshold and maximum amounts of PSU awards are reflected in columns (g) and (i) of the Grants of Plan-Based Awards Table.

Once PSUs are earned, they will continue to rise and fall in value with Ameren Common Stock price during 2009 and 2010, after which they will be paid out in Ameren Common Stock. The Executives cannot vote share units or transfer them until they are paid out. Final payment of earned and vested share units will be made even if the Executive has left Ameren, unless there has been a termination for cause.

The following graphic illustrates how the PSUP works.

The PSUP performance measure is Total Shareholder Return, calculated generally as follows.

PSUP Peer Group

The criteria used to develop the PSUP peer group for 2006-2008 is shown below. In order to be counted in the final calculations, a company must still be in existence and have a ticker symbol at the end of the performance period.

•	Classified as a transmission and distribution, integrated electric and gas, or diversified energy company as determined by Standard & Poor’s Ratings Service (“S&P”) in its company classifications.

•	Market capitalization greater than $2 billion (as of August 5, 2005).

•	Minimum S&P credit rating of BBB- (investment grade).

•	Dividends flat or growing over the 2003-2004 period.

•	Beta (a measure of a stock’s volatility in comparison to the market as a whole) within .25 of Ameren’s Beta over the last five years.

•	Not an announced acquisition target.

For the 2006-2008 period, the 25 companies listed below satisfied the above criteria as of December 2005 and comprised the PSUP peer group. These peer group companies are not entirely the same as the peer companies used for market pay comparisons because inclusion in this group was not dependent on a company’s size relative to Ameren or their participation in an executive pay database. For example, several of the PSUP peer group companies are considerably larger than Ameren and would not be appropriate for inclusion in a peer group used to determine the market for compensation.

Consolidated Edison, Inc.	FPL Group, Inc.	PPL Corporation
Dominion Resources, Inc.	Great Plains Energy Inc.	Progress Energy, Inc.
DTE Energy Company	Keyspan	Puget Energy
Duke Energy	Northeast Utilities	SCANA Corporation
Energy East	NSTAR	Southern Company
Entergy Corporation	OGE Energy	Vectren Corporation
Exelon Corporation	Pepco Holdings, Inc.	Wisconsin Energy
FirstEnergy Corporation	Pinnacle West Capital Corporation	WPS Resources Corporation
Xcel Energy, Inc.

PSUP Performance/Payout Relationship

Once Ameren’s 2006-2008 Total Shareholder Return is calculated and compared to peers, the scale below determines the percent of a target PSU award that is paid. Payout for performance between points is interpolated on a straight-line basis.

	Payout (% of Share
Performance	Units Granted)

90th percentile +	200%	)	If TSR is negative over the three-year
70th percentile	150%	) ß	period, the plan is capped at 100% of target
50th percentile	100%	)	regardless of performance vs. peers
30th percentile	50%
Less than 30th percentile (EPS each year = $2.54 or greater)	30%
Less than 30th percentile (EPS each year $2.54 or greater)	0% (No payout)

The first PSUP performance period will not end until December 31, 2008. Thus, there is no earned amount to report for the Executives in the Summary Compensation Table of this information statement.

Performance-Based Restricted Stock

Performance-based restricted stock was awarded from 2001 through 2005 under Ameren’s Long-Term Incentive Plan of 1998. The awards have the potential to vest over a seven-year period from the date of grant (approximately one seventh on each anniversary date). Vesting occurs only if Ameren achieves certain EPS performance levels which correspond to the levels established for the EIP. There is no annual vesting if the EPS performance does not reach a minimum level established annually over the seven-year vesting period. The vesting period is reduced from seven years to three years if Ameren’s EPS achieves a prescribed growth rate over the three-year period. The Executives cannot receive more than the original restricted stock grants plus dividend appreciation on shares granted under the Long-Term Incentive Plan of 1998.

Dividends paid on restricted shares are reinvested in additional shares of Ameren Common Stock, which vest concurrently with the restricted shares. The Executives are entitled to voting privileges associated with the restricted shares to the extent the restricted shares have not been forfeited.

Prior to February 2006, restricted stock vesting was also conditioned upon the Executive’s achievement of required stock ownership levels based on position and salary. In February 2006, the Committee recommended and Ameren’s Board of Directors approved the elimination of the stock ownership requirement as a condition to vesting in the restricted stock awards granted under the Long-Term Incentive Plan of 1998 to facilitate the transition from that plan to the new 2006 Omnibus Incentive Compensation Plan approved by Ameren’s shareholders in May 2006. No new restricted stock awards were made to the Executives in 2006.

Regarding the vesting of awards due to vest based on Ameren’s 2006 EPS performance, the same adjustments were made to EPS for that event as were made for 2006 EIP payout. This resulted in vesting of 60% of the awards eligible to vest based on 2006 performance.

Retirement Benefits

Retirement benefits provide post-employment security to employees of Ameren. There are three primary retirement benefit programs applicable to the Executives:

•	employee benefit plans that are available to all employees of Ameren, including 401(k) savings and tax-qualified retirement plans;

•	the Supplemental Retirement Plan (“SRP”) provides the Executives a benefit equal to the difference between the benefit that would have been paid if IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations; and

•	the deferred compensation plans (“DCP”) provide the opportunity to defer to future years taxability of part of base salary and all non-equity incentive compensation at an identified interest rate. It enhances retirement savings for the Executives.

A more detailed explanation of retirement benefits applicable to the Executives is provided in this information statement under the caption “— Pension Benefits” below.

Change of Control Protections

“Change of Control” protections provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a Change of Control of Ameren. The arrangements provide market-level payments in the event of an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” Definitions of “Change of Control,” “Cause” and “Good Reason” as well as more complete descriptions of Change of Control Protections are found below under the caption “— Other Potential Post-Employment Payments — Change of Control Protection — Change of Control Severance Plan.” The Amended and Restated Change of Control Severance Plan was filed as Exhibit 10.5 to Ameren and the Company’s Current Report on Form 8-K dated February 16, 2006.

Ameren believes that providing limited protections to the Executives upon a change of control are in shareholders’ best interests because doing so serves to maintain a stable executive team during the process and is helpful in hiring executives into Ameren. The triggers are structured so that payment and vesting occur only upon the occurrence of both a change of control and loss of the Executive’s position.

Common Stock Ownership Requirement

In 2005, Ameren’s Board of Directors, upon the recommendation of Ameren’s Nominating and Corporate Governance Committee, adopted a stock ownership guideline applicable to the Executives. In 2006, the Ameren Board replaced the guideline with a requirement, revised the number of shares covered by the requirement and included Ameren Common Stock retention provisions in the event an officer is not in compliance.

The requirement fosters long-term Ameren Common Stock ownership and aligns the interests of the Executives and shareholders. The requirement provides that, within five years of either the January 1, 2007 effective date or the Executive’s initial election to such office, each Executive is required to own shares of Ameren’s Common Stock valued as a percentage of base salary as follows:

•	Mr. Rainwater: 3 times base salary;

•	Messrs. Baxter and Voss: 2 times base salary; and

•	Messrs. Cole and Sullivan: 1 times base salary.

At any time an Executive has not satisfied the applicable requirement, such officer must retain at least 50% of the net shares delivered to him pursuant to awards granted after January 1, 2012 under Ameren’s equity compensation programs.

Timing of Compensation

The Board and the Committee establish meeting schedules annually, well in advance of each meeting. Equity incentive compensation awards were made at regularly scheduled meetings.

Following is a discussion of the timing of compensation decisions for 2006 at Ameren:

•	base salary changes for 2006 were determined at the December 2005 Committee meeting;

•	Executive Incentive Plan EPS goals for 2006 were set at the December 2005 Committee meeting; and

•	PSU grants to the Executives were made at the February 2006 Committee meeting subject to shareholder approval of the 2006 Omnibus Incentive Compensation Plan, which occurred at the annual meeting of shareholders in May 2006. The Committee typically makes long-term incentive grants at its February meeting.

Impact of Prior Compensation

Amounts realizable from prior compensation did not serve to increase or decrease 2006 compensation amounts. The Committee’s primary focus was on achieving market-level compensation opportunities.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

Market data, retention needs and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities materially. Corporate and individual performance are the primary factors in determining the ultimate value of those compensation opportunities.

Role of Executive Officers

The Chief Executive Officer of Ameren and, until January 2007, Chairman and Chief Executive Officer of the Company (Mr. Rainwater) with the assistance of the Senior Vice President and Chief Human Resources

Officer of Ameren Services (Ms. Donna Martin) recommended to the Committee compensation for the other Executives. Mr. Rainwater was not involved in determining his own compensation.

Mr. Rainwater, the Chief Operating Officer of Ameren and Executive Vice President of the Company (Mr. Voss), the Chief Financial Officer of Ameren and the Company (Mr. Baxter), the General Counsel of Ameren and the Company (Mr. Sullivan) and Ms. Martin provided staff support to the Committee in the design of the PSUP. Mr. Rainwater, Ms. Martin, Mr. Baxter and Mr. Sullivan provided staff support to the Committee in the 2006 redesign of the change of control severance plan.

Ameren Policy Regarding the Economic Risk of Common Stock Ownership

Ameren’s Section 16 Trading Reporting Program prohibits executive officers and directors from engaging in derivative transactions with respect to Ameren Common Stock and pledges of Ameren Common Stock.

Other Compensation Matters

Neither Ameren nor the Company has any written or unwritten employment agreements with any of its Executives. Each Executive is an employee at the will of Ameren and the Company.

Compensation Tables and Narrative Disclosures

The following table sets forth compensation information for our Executives for services rendered in all capacities to the Company and its affiliates, including Ameren, in fiscal year 2006.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
Name and Principal				Stock	Option	Incentive Plan	Def. Comp.	All Other
Position at		Salary(2)	Bonus(2)	Award(3)	Awards(4)	Compensation(2)(5)	Earnings(6)	Compensation(6)(7)	Total
December 31, 2006(1)	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
G.L. Rainwater	2006	900,000	—	1,722,938	—	243,000	352,088	26,366	3,244,392
Chairman and Chief Executive Officer, CILCO and Chairman, President and Chief Executive Officer, Ameren
W.L. Baxter	2006	500,000	—	491,898	—	180,000	76,060	22,042	1,270,000
Executive Vice President and Chief Financial Officer, CILCO and Ameren
T.R. Voss	2006	440,000	—	468,068	—	118,800	151,572	18,250	1,196,690
Executive Vice President, CILCO and Executive Vice President and Chief Operating Officer, Ameren
S.R. Sullivan	2006	380,000	—	348,511	—	119,700	92,733	9,611	950,555
Senior Vice President, General Counsel and Secretary, CILCO and Ameren
D.F. Cole	2006	310,000	—	249,913	—	93,000	85,077	13,233	751,153
Senior Vice President, CILCO

(1)	Includes compensation received as an officer of Ameren and its subsidiaries (including CILCO).

(2)	All cash compensation received by each Executive for fiscal year 2006 is found in either the Salary or Non-Equity Incentive Plan Compensation column of this Table. The amounts that would generally be considered “bonus” awards are found under the Non-Equity Incentive Plan Compensation column.

(3)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of restricted stock awards under Ameren’s Long-Term Incentive Plan of 1998 and PSU awards under Ameren’s 2006 Omnibus Incentive Compensation Plan without regard to estimated forfeitures related to service-based vesting conditions and thus, include amounts from awards granted in and, in the case of restricted stock awards, prior to 2006. Assumptions used in the calculation of these amounts are described in Note 11 to our audited financial statements for the fiscal year ended December 31, 2006 included in our 2006 Form 10-K.

(4)	None of the Executives received any option awards in 2006.

(5)	Represents payouts for 2006 performance under the EIP. See “— Compensation Discussion and Analysis” for a discussion of how amounts were determined.

(6)	Amounts shown in column (h) are the sum of (1) the increase in the actuarial present value of each Executive’s accumulated benefit under all defined benefit and actuarial pension plans (including the SRP) from December 31, 2005 to December 31, 2006 and (2) the difference between the interest rate credited in Ameren’s deferred compensation plans and 120% of the Internal Revenue Service (“IRS”) long-term Applicable Federal Rate published by the IRS and calculated as of January 1, 2007. The table below shows the allocation of these amounts for each Executive. For 2006, the applicable interest rate was 7.86%. The above-market earnings equal that amount minus 120% of the Applicable Federal Rate of 5.70% published by the IRS, and calculated as of January 2007.

	Pension Plan	Deferred Compensation Plans
	Increase	Above-Market Interest
Name	($)	($)
Rainwater	297,990	54,098
Baxter	67,470	8,590
Voss	133,044	18,528
Sullivan	78,528	14,205
Cole	74,607	10,400

For assumptions and methodology regarding the determination of pension values, please refer to the footnotes under the Pension Benefits Table.

(7)	None of the Executives received perquisites and other personal benefits in the aggregate amount of $10,000 or more.

The amounts in column (i) reflect for each Executive matching contributions allocated by Ameren to each Executive pursuant to Ameren’s 401(k) Plan, which is available to all salaried employees, and the cost of insurance premiums paid by Ameren with respect to term life insurance. The cost of the insurance premium for Mr. Rainwater was $16,466. Each Executive is responsible for paying income tax on the amount of the insurance premium.

The following table provides additional information with respect to stock-based awards, the value of which was provided in the Stock Awards column of the Summary Compensation Table, and the potential range of payouts associated with the EIP.

GRANTS OF PLAN-BASED AWARDS TABLE

									All Other	All Other
									Stock	Option		Grant
		Shareholder	Estimated Possible Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise or	Date Fair
		Approval of	Under Non-Equity			Under Equity			Number of	Number of	Base	Value
		2006 Omnibus	Incentive Plan Awards(2)			Incentive Plan Awards(3)			Shares	Securities	Price of	of Stock
		Incentive							of Stock	Underlying	Option	and Option
	Grant	Compensation	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options(4)	Awards(4)	Awards(5)
Name	Date(1)	Plan Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Rainwater	EIP: 2/10/2006		405,000	810,000	1,215,000	—	—	—	—	—	—	—
	PSUP: 2/10/2006	PSUP: 5/2/2006	—	—	—	16,779	55,928	111,856	—	—	—	3,136,066
Baxter	EIP: 2/10/2006		150,000	300,000	450,000	—	—	—	—	—	—	—
	PSUP: 2/10/2006	PSUP: 5/2/2006	—	—	—	5,327	17,755	35,510	—	—	—	995,581
Voss	EIP: 2/10/2006		132,000	264,000	396,000	—	—	—	—	—	—	—
	PSUP: 2/10/2006	PSUP: 5/2/2006	—	—	—	4,688	15,624	31,248	—	—	—	876,089
Sullivan	EIP: 2/10/2006		114,000	228,000	342,000	—	—	—	—	—	—	—
	PSUP: 2/10/2006	PSUP: 5/2/2006	—	—	—	4,049	13,494	26,988	—	—	—	756,653
Cole	EIP: 2/10/2006		77,500	155,000	232,500	—	—	—	—	—	—	—
	PSUP: 2/10/2006	PSUP: 5/2/2006	—	—	—	2,110	7,033	14,066	—	—	—	394,363

(1)	The PSU awards were granted on February 10, 2006, subject to shareholder approval of the 2006 Omnibus Incentive Compensation Plan. The grant date of the PSU awards to the Executives is therefore May 2, 2006, the date of Ameren shareholder approval of the 2006 Omnibus Incentive Compensation Plan. See “— Compensation Discussion and Analysis” for a discussion of the timing of various pay decisions.

(2)	The amounts shown in column (d) reflect the threshold payment level under the EIP which is 50% of the target amount shown in column (e). The amount shown in column (f) is 150% of such target amount. These amounts are based on the individual’s 2006 salary and position. See “— Compensation Discussion and Analysis” for information regarding the description of performance-based conditions.

(3)	The amounts shown in column (g) reflect the threshold PSU award which is 30% of the target amount shown in column (h). The amount shown in column (i) is 200% of such target amount. See “— Compensation Discussion and Analysis” for information regarding the terms of the awards, the description of performance-based vesting conditions, and the criteria for determining the amounts payable.

(4)	None of the Executives received any option awards in 2006.

(5)	Represents the full grant date fair value of the PSU awards in 2006 determined in accordance with FAS 123R, based on the assumptions referenced in footnote (3) to the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See “ — Compensation Discussion and Analysis” for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership requirements, dividends paid on equity awards, and allocations between short-term and long-term compensation.

The following table provides information regarding the outstanding equity awards held by each of the Executives as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards(1)					Stock Awards
			Equity Incentive					Equity Incentive	Equity Incentive
			Plan Awards:					Plan Awards:	Plan Awards:
	Number of	Number of	Number					Number of	Market or
	Securities	Securities	of Securities			Number of	Market Value of	Unearned Shares,	Payout Value of
	Underlying	Underlying	Underlying			Shares or	Shares or	Units, or Other	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	Units of Stock	Rights That	Units, or Other
	Options	Options	Unearned	Exercise	Option	That Have Not	That Have Not	Have Not	Rights That Have
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested(2)	Not Vested(3)
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Rainwater	—	—	—	—	—	—	—	41,956	2,254,296
Baxter	—	—	—	—	—	—	—	18,270	981,647
Voss	—	—	—	—	—	—	—	14,873	799,126
Sullivan	—	—	—	—	—	—	—	11,588	622,623
Cole	16,300	—	—	31.00	2/11/10	—	—	10,356	556,428

(1)	None of the Executives, except for Mr. Cole, hold any options to purchase shares of Ameren’s Common Stock.

(2)	Represents outstanding grants of PSUs at threshold (due to lack of payout history) and restricted stock awards at target, based on historical payout levels.

The following table provides the outstanding shares of restricted stock and their potential vesting dates (at target performance).

	# of Potential Shares Vesting (at Target) Each Year Including Projected Dividends
Name	3/1/08	3/1/09	3/1/10	3/1/11	3/1/12
Rainwater	8,705	7,078	5,126	4,187	2,597
Baxter	4,352	3,720	2,770	2,251	1,347
Voss	3,662	2,824	2,010	1,679	1,147
Sullivan	2,596	2,079	1,581	1,302	801
Cole	3,311	2,453	1,540	1,192	688

The 2006 PSU awards under the 2006 Omnibus Incentive Compensation Plan vest, subject to Ameren achieving the required performance threshold and continued employment of the Executive, as of December 31, 2008 for all Executives. See “— Compensation Discussion and Analysis — Long-Term Incentives: Performance Share Unit Program (“PSUP”).”

(3)	The dollar value of the payout of 2006 PSU awards is based on achieving the threshold (minimum) performance goals for such awards. The dollar value of the payout of outstanding restricted stock awards is based on achieving target performance goals for such awards. Valuations are based on the closing price of $53.73 per share of Ameren’s Common Stock on the NYSE on December 29, 2006, the last business day of 2006. There is no guarantee that, if and when the PSU awards and restricted stock awards vest, they will have this value.

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards(1)		Stock Awards
	Number of Shares		Number of Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
	Exercise	on Exercise	Vesting(2)	Vesting(3)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Rainwater	—	—	5,156	269,813
Baxter	—	—	2,550	133,442
Voss	—	—	2,201	115,178
Sullivan	—	—	1,554	81,321
Cole	—	—	1,997	104,503

(1)	None of the Executives, except for Mr. Cole, hold any options to purchase shares of Ameren’s Common Stock.

(2)	These shares were earned and vested under the restricted stock awards under Ameren’s Long-Term Incentive Plan of 1998 due to achievement of specified EPS hurdles for restricted shares awarded during 2001-2005. The restricted shares were released on March 1, 2007.

(3)	The value of the vested restricted shares is based on the closing price of $52.33 per share of Ameren’s Common Stock on the NYSE on March 1, 2007.

Pension Benefits

The table below provides the actuarial present value of the Executive’s accumulated benefits under Ameren’s retirement plans and the number of years of service credited to each Executive under these plans.

PENSION BENEFITS TABLE

		Number of	Present Value of	Payments During
		Years Credited	Accumulated	Last Fiscal
		Service	Benefit(1)(2)	Year(3)
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Rainwater	1) Retirement Plan	27	701,437	—
	2) Supplemental Retirement Plan	27	955,031	—
Baxter	1) Retirement Plan	11	87,582	—
	2) Supplemental Retirement Plan	11	181,616	—
Voss	1) Retirement Plan	37	802,767	—
	2) Supplemental Retirement Plan	37	257,183	—
Sullivan	1) Retirement Plan	17	215,801	—
	2) Supplemental Retirement Plan	17	158,512	—
Cole	1) Retirement Plan	31	457,638	—
	2) Supplemental Retirement Plan	31	184,615	—

(1)	Represents the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan and the SRP as of December 31, 2006. See Note 10 to our audited consolidated financial statements for the year ended December 31, 2006 included in our 2006 Form 10-K for an explanation of the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit. The calculations were based on retirement at the plan normal retirement age of 65, included no pre-retirement decrements in determining the present value, used an

80% lump sum/20% annuity payment form assumption, and used the plan valuation mortality assumptions after age 65 in the 1994 Group Annuity Reserving Table. Cash balance accounts were projected to age 65 using the 2006 plan interest crediting rate of 5.00%.

(2)	The following table provides the Cash Balance Account (Lump Sum) Value for accumulated benefits relating to the Executives under the Retirement Plan and the SRP at December 31, 2006 as an alternative to the presentation of the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan and the SRP as of December 31, 2006.

		Cash Balance
		Lump Sum Value
Name	Plan Name	($)
Rainwater	1) Retirement Plan	741,728
	2) Supplemental Retirement Plan	1,009,887
Baxter	1) Retirement Plan	104,082
	2) Supplemental Retirement Plan	215,832
Voss	1) Retirement Plan	854,799
	2) Supplemental Retirement Plan	273,852
Sullivan	1) Retirement Plan	251,507
	2) Supplemental Retirement Plan	184,739
Cole	1) Retirement Plan	510,142
	2) Supplemental Retirement Plan	205,795

(3)	All Executives are active and were not eligible for payments prior to December 31, 2006.

Ameren Retirement Plan

Most salaried employees of Ameren and its subsidiaries, including the Executives, earn benefits in the cash balance account under the Ameren Retirement Plan (the “Retirement Plan”) immediately upon employment. Benefits generally become vested after five years of service.

On an annual basis a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s pensionable earnings for the year. Pensionable earnings include base salary and annual EIP compensation, which are equivalent to amounts shown in columns (c), (d) and (g) in the Summary Compensation Table.

The applicable percentage is based on the participant’s age as of December 31 of that year. If the participant was an employee prior to July 1, 1998, an additional transition credit percentage is credited to the participant’s account through 2007 (or an earlier date if the participant had less than 10 years of service on December 31, 1998).

		Transition
		Credit for
Participant’s Age	Regular Credit for	Pensionable
on December 31	Pensionable Earnings*	Earnings	Total Credits
Less than 30	3%	1%	4%
30 to 34	4%	1%	5%
35 to 39	4%	2%	6%
40 to 44	5%	3%	8%
45 to 49	6%	4.5%	10.5%
50 to 54	7%	4%	11%
55 and over	8%	3%	11%

* An additional regular credit of 3% is received for pensionable earnings above the Social Security wage base.

These accounts also receive interest credits based on the average yield for one-year U.S. Treasury Bills for the previous October, plus 1%. The minimum interest credit is 5%.

In addition, certain annuity benefits earned by participants under prior plans as of December 31, 1997 were converted to additional credit balances under the Ameren Retirement Plan as of January 1, 1998.

Effective January 1, 2001, an enhancement account was added that provides a $500 additional credit at the end of each year.

The normal retirement age under the Retirement Plan and the SRP is 65. Neither the Retirement Plan nor the SRP contains provisions for crediting extra years of service or for early retirement. When a participant terminates employment (including as a result of retirement), the amount credited to the participant’s account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution.

Ameren Supplemental Retirement Plan

In certain cases, pension benefits under the Ameren Retirement Plan are reduced to comply with maximum limitations imposed by the IRC. The SRP is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations. Any Executive whose pension benefits under the Retirement Plan would exceed IRC limitations or who participates in the deferred compensation plans described below is eligible to participate in the SRP. The SRP is unfunded and is not a qualified plan under the IRC.

There is no offset under either the Retirement Plan or the SRP for Social Security benefits or other offset amounts.

Nonqualified Deferred Compensation

The following table discloses contributions, earnings and balances under nonqualified deferred compensation plans for each Executive.

NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in 2006(1)	in 2006	in 2006(2)	Distributions	at 12/31/06(3)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Rainwater	763,000	—	197,096	—	2,937,417
Baxter	50,016	—	31,277	—	456,614
Voss	132,000	—	67,467	—	998,164
Sullivan	114,000	—	51,731	—	772,362
Cole	62,208	—	37,870	—	557,054

(1)	A portion of these amounts are also included in amounts reported as “salary” in column (c) of the Summary Compensation Table. These amounts also include a portion of amounts reported as “Bonus” in our 2006 information statement, representing bonuses paid in 2006 for performance during 2005.

(2)	The dollar amount of aggregate interest earnings accrued during 2006. The above-market interest component of these amounts is included in amounts reported in column (h) of the Summary Compensation Table. See footnote (6) to the Summary Compensation Table for the amounts of above-market interest.

(3)	The dollar amount of the total balance of the Executive’s account as of December 31, 2006 consists of the following elements.

			Total Per
	Executive	Interest	Table	Amount Previously Reported as
	Contributions	Earnings	Above	Compensation in Prior Years(1)
Name	($)	($)	($)	($)
Rainwater	2,330,313	607,104	2,937,417	1,432,786
Baxter	300,602	156,012	456,614	109,466
Voss	672,237	325,927	998,164	294,125
Sullivan	582,472	189,890	772,362	192,000
Cole	392,755	164,299	557,054	118,416

(1)	Represents amounts previously reported as compensation to the Executive in the Company’s Summary Compensation Table in previous years.

Ameren made changes to its nonqualified deferred compensation plans in response to changes in tax rules applicable to these type of plans.

Deferred Compensation Plans Prior to January 1, 2007

Under the Ameren Deferred Compensation Plan and the Executive Incentive Compensation Program Elective Deferral Provisions, executive officers and certain key employees, including the Executives, were, prior to January 1, 2007, permitted to annually choose to defer up to 30% of their salary and either 25%, 50%, 75% or 100% of their EIP compensation.

Deferred amounts under both plans earn interest at 150% of the average Mergent’s Seasoned AAA Corporate Bond Yield Index (“Mergent’s Index,” formerly called Moody’s Index) rate while the participant is employed by Ameren or one of its subsidiaries. After the participant retires, attains 65 years of age or dies, the deferred amounts under the plans earn the average Mergent’s Index rate. The plans compound interest annually and the rate is determined as of the first day of the plan year.

A participant was permitted to choose to receive the deferred amounts at retirement in a lump sum payment or in installments over a set period, up to 15 years with respect to deferred salary and up to 10 years with respect to deferred EIP compensation.

In the event a participant terminates employment with Ameren and its subsidiaries prior to attaining retirement age and after the occurrence of a change of control (as defined in such plans), the balance in such participant’s deferral account, including interest payable at 150% of the average Mergent’s Index rate, is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

Deferred Compensation Plan Beginning January 1, 2007

In November 2006, Ameren adopted the Ameren Deferred Compensation Plan (the “New Deferred Compensation Plan”) which merges the portions of the two plans described above which relate to post-2004 deferrals and amends and restates the foregoing. The New Deferred Compensation Plan became effective as of January 1, 2007 and applies to compensation paid to participants on and after such date. The New Deferred Compensation Plan was filed with the SEC as Exhibit 10.1 to Ameren’s Current Report on Form 8-K dated December 5, 2006.

Under the New Deferred Compensation Plan, executive officers and certain key employees, including the Executives, may annually choose to defer up to 50% (in 1% increments) of their salary and up to 100% (in 1% increments or amounts in excess of a threshold) for cash incentive awards. There are no minimum dollar thresholds for deferrals. At the request of a participant, Ameren may, in its discretion, waive the 50% limitation.

Deferred amounts under the New Deferred Compensation Plan earn interest at 150% of the Mergent’s Index rate while the participant is employed by Ameren or one of its subsidiaries. After the participant terminates employment for any reason, the deferred amounts under the New Deferred Compensation Plan earn the average Mergent’s Index rate.

A participant may choose to receive the deferred amounts at retirement in a lump sum payment or in installments over a set period of up to 15 years. In the event a participant terminates employment with Ameren and its subsidiaries prior to age 55, the balance in such participant’s deferral account is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment. In the event a participant terminates employment with Ameren and its subsidiaries prior to age 55 and after the occurrence of a Change of Control (as defined below under “— Other Potential Post-Employment Payments — Change of Control Protection — Change of Control Severance Plan”) the balance in such participant’s deferral account, including interest payable at 150% of the average Mergent’s Index rate, is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

Other Potential Post-Employment Payments

Employment Agreements

Neither Ameren nor the Company has employment agreements with the Executives.

General Severance Plan

Ameren maintains a Severance Plan for Management Employees which provides for severance based on years of service and weeks of pay for all salaried full-time employees on the active payroll. The Executives are covered under this plan in the event of a qualified termination (defined under the plan) and are eligible for severance on the same basis as other full-time salaried employees.

Change of Control Protection

In General

Change of Control Severance Plan.  In February 2006, Ameren’s Board of Directors approved the Ameren Amended and Restated Change of Control Severance Plan (the “Change of Control Plan”), the entire text of which was filed as Exhibit 10.5 to Ameren and the Company’s Current Report on Form 8-K dated February 16, 2006. Other Ameren plans also carry change of control provisions.

Change of Control severance and PSUP provisions were designed or redesigned by the Committee in 2006 and the Committee believes these provisions are more conservative than is typical.

Under the Change of Control Plan, designated officers of Ameren and its subsidiaries, including the Executives, are entitled to receive severance benefits if their employment is terminated without Cause (as defined below) or by the executive for Good Reason within two years after a Change of Control.

Definitions of Change of Control, Cause and Good Reason

A change of control (“Change of Control”) occurs under the Change of Control Plan, in general, upon:

(i) the acquisition of 20% or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren;

(ii) a majority change in composition of the board of directors;

(iii) a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of Ameren, unless current shareholders continue to own 60% or more of the surviving entity immediately following the transaction; or

(iv) approval by Ameren shareholders of a complete liquidation or dissolution of Ameren.

“Cause” is defined as follows:

(i) the participant’s willful failure to substantially perform his or her duties with Ameren (other than any such failure resulting from the participant’s disability), after notice and opportunity to remedy;

(ii) gross negligence in the performance of the participant’s duties which results in material financial harm to Ameren;

(iii) the participant’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the participant at the expense of Ameren or shareholders of Ameren; or

(iv) the participant’s willful engagement in conduct that is demonstrably and materially injurious to Ameren, monetarily or otherwise.

“Good Reason” is defined as follows:

(i) a reduction of the participant’s authorities, duties, or responsibilities as an executive and/or officer of Ameren;

(ii) required relocation of more than 50 miles;

(iii) any material reduction of the participant’s base salary or target bonus opportunity;

(iv) reduction in grant-date value of long-term incentive opportunity;

(v) failure to provide the same aggregate value of employee benefit or retirement plans in effect prior to a Change of Control;

(vi) failure of a successor to assume the Change of Control Plan agreements; or

(vii) a material breach of the Change of Control Plan.

If an Executive’s employment is terminated without Cause or by the Executive for Good Reason, the Executive will receive a cash lump sum equal to the following:

(i) salary and unpaid vacation pay through the date of termination;

(ii) pro rata EIP compensation for the year of termination;

(iii) three years worth of each of base salary, target EIP compensation, additional pension credit and employee welfare benefits;

(iv) up to $30,000 for the cost of outplacement services (not available for a Good Reason termination); and

(v) reimbursement and gross-up for any excise tax imposed on such benefits assuming excess payments are at least 110% above the imposed cap under the IRC.

Following are details of how the above items are calculated.

•	Retirement Plan Benefit Assumptions. Amount equal to the difference between (a) the account balance under the Retirement Plan and SRP which the participant would receive if his or her employment continued during the three-year period upon which severance is received (assuming the participant’s compensation during such period would have been equal to his or her compensation as in effect immediately prior to termination), and (b) the actual account balance (paid or payable) under such plans as of the date of termination.

•	Welfare Benefit Payment Assumptions. Continued coverage for the Executive’s family with medical, dental, life insurance and executive life insurance benefits as if employment had not been terminated during the three-year period upon which severance is received. Calculation assumes full cost of benefits over the three-year period. In addition, the Executive’s family receives additional retiree medical benefits (if applicable) as if employment had not been terminated during the three-year period upon which severance is received. All retiree medical benefits are payable only in their normal form as monthly premium payments. The actuarial present value of the additional retiree medical benefits is included, calculated based on retirement at the end of the three-year severance period, a discount rate of 5.89% (120% of the long-term annual Federal rate at December 2006), and the plan valuation mortality assumptions (only after age 65) in the 1994 Group Annuity Reserving Table.

Amounts paid upon a Change of Control and termination of employment are quantified in the table below assuming termination occurred at December 31, 2006. Excise tax and gross-up payments are estimated using a stock price of $53.73 per share (the closing price of Ameren’s Common Stock on the NYSE on December 29, 2006, the last business day of 2006).

	Three Years’ Base	Three Years’
	Salary and Target	Additional	Three Years’
	EIP, Plus Pro Rata	Pension	Welfare	Outplacement at	Excise Tax and
	EIP	Credit	Benefits(1)	Maximum	Gross-up (to IRS)
Name	($)	($)	($)	($)	($)
Rainwater	5,940,000	985,163	55,923	30,000	4,818,315
Baxter	2,700,000	300,971	49,080	30,000	1,953,342
Voss	2,376,000	469,893	49,080	30,000	1,700,296
Sullivan	2,052,000	289,600	49,080	30,000	1,547,379
Cole	1,550,000	303,825	113,208	30,000	1,059,644

(1)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of or to the Executives under Ameren’s welfare benefit plans. These amounts are not paid as a cash lump sum upon a Change of Control and termination of employment.

Ability to Amend or Terminate Change of Control Plan

Ameren’s Board may amend or terminate the Change of Control Plan at any time, including designating any other event as a Change of Control, provided that the Change of Control Plan may not be amended or terminated (i) following a Change of Control, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (iii) otherwise in connection with or in anticipation of a Change of Control in any manner that could adversely affect the rights of any officer covered by the Change of Control Plan.

Change of Control Provision in Other Company Compensation Plans

The following is a summary of the treatment of awards granted under Ameren’s Long-Term Incentive Plan of 1998 and the 2006 Omnibus Incentive Compensation Plan upon a change of control, as defined in the related plan.

Long-Term Incentive Plan of 1998.  Under Ameren’s Long-Term Incentive Plan of 1998, restrictions on restricted stock awarded under this Plan are eliminated immediately upon a change of control, as defined in such Plan. Given that, the following shares, which are included in column (i) of the Outstanding Equity Awards at Fiscal Year-End Table, would vest upon a change of control.

Number of Restricted Shares That Would
Name	Vest Upon a Change of Control
Rainwater	24,341
Baxter	12,678
Voss	9,952
Sullivan	7,338
Cole	8,141

2006 Omnibus Incentive Compensation Plan.  Following are the details of protections provided with respect to the 2006 PSU awards under the Ameren 2006 Omnibus Incentive Compensation Plan upon a

Change of Control. Definitions of capitalized terms may be found in the Change of Control Plan. In brief, the goal of these protections is to avoid acceleration of vesting and payment in situations where a Change of Control occurs but Ameren continues to exist and the Executive retains his or her position.

•	Change of Control prior to vesting after which there is no traded stock. Upon a Change of Control which occurs on or before December 31, 2008 in which Ameren ceases to exist or is no longer publicly trading on the NYSE or the NASDAQ Stock Market, the target number of PSU awards granted, together with dividends accrued thereon, will be converted to nonqualified deferred compensation. Interest on the nonqualified deferred compensation will accrue based on the prime rate, computed as provided in the award agreement.

(i) Continued employment.  If the participant remains employed with Ameren or its successor until December 31, 2008, the nonqualified deferred compensation plus interest will be paid to the participant as a lump sum on such date.

(ii) Death or disability.  If the participant remains employed with Ameren or its successor until his or her death or disability which occurs before December 31, 2008, the participant or his or her designee will immediately receive the nonqualified deferred compensation, plus interest, upon such death or disability.

(iii) Qualifying termination.  If the participant is involuntarily terminated or has a voluntary termination for Good Reason before December 31, 2008 (collectively, a “qualifying termination”), the participant will immediately receive the nonqualified deferred compensation, plus interest upon such termination.

(iv) Other terminations.  If the participant terminates employment before December 31, 2008 other than as described above, the nonqualified deferred compensation, plus interest is forfeited.

The following table sets forth the number of shares that would be paid at December 31, 2006 to each Executive upon the earliest to occur of the events described in (i) through (iii) above following a Change of Control of Ameren after which Ameren has no traded stock. A portion of these shares are included in column (i) of the Outstanding Equity Awards at Fiscal Year-End Table.

Number of Shares Relating to PSU Awards to
be Paid Out After a Change of Control and on
Name	Earliest of Events Described Above
Rainwater	58,717
Baxter	18,640
Voss	16,403
Sullivan	14,167
Cole	7,384

•	Change of Control after vesting, and after which there is no traded stock. Upon a Change of Control that occurs after December 31, 2008, the participant will receive an immediate distribution of cash equal to the value of the earned PSUs, computed as provided in the award agreement.

•	Change of Control but Ameren continues in existence. If there is a Change of Control but Ameren continues in existence and remains a publicly traded company on the NYSE or the NASDAQ Stock Market, the PSUs will pay out upon the earliest to occur of the following:

(i) two years and one day after the vesting date;

(ii) the participant’s death;

(iii) if the participant becomes disabled or retires during the performance period, one day after the vesting date;

(iv) if the participant becomes disabled or retires after the vesting date, upon the participant’s disability or retirement, respectively;

(v) if the participant experiences a qualifying termination during the two-year period following the Change of Control and the termination occurs prior to the vesting date, all of the PSUs the participant would have earned if such participant remained employed until the vesting date will vest on such date and such vested PSUs will be paid in shares of Ameren’s Common Stock as soon as practicable thereafter; and

(vi) if the participant experiences a qualifying termination during the two-year period following the Change of Control but the termination occurs after the vesting date, the participant will receive an immediate distribution of the earned shares of Ameren’s Common Stock.

Treatment of Restricted Stock Upon Terminations Other Than for Change of Control

Restricted stock may vest upon retirement, death, disability, and involuntary termination not for Cause. The number of shares that vest depends on the Executive’s age at the time of the termination as indicated below.

•	Age 61 and under: A prorated award is earned through the termination date at the March 1 following the end of the performance period (based on actual performance) and paid immediately following such March 1. All other unvested restricted shares are forfeited.

•	Age 62 or higher: Restricted shares continue to vest in accordance with the terms of the awards.

Treatment of PSUs Upon Termination Other Than for Change of Control

The following summarizes the impact of employment events that may result in payment of PSU awards.

Employment Event	Payout (Always in Ameren Common Stock)
Death	All awards pay out at target (plus accrual of dividends), pro rata for the number of days worked in each performance period.
Disability	All outstanding awards are earned at the same time and to the same extent that they are earned by other participants, and are paid out by March 15 after the performance period ends.
Retirement	If retirement occurs during the performance period at:

Age 55-62 with 5 years of service: A prorated award is earned at the end of the 3-year performance period (based on actual performance) and paid immediately.

Age 62+ with 5 years of service: A full award is earned at the end of the 3-year performance period and paid immediately.

If retirement occurs during the 2-year holding period following the performance period, payout of earned and vested awards is made immediately.

Based on the above, the following numbers of PSUs would vest upon the Executive’s termination at December 31, 2006.

	Number of PSUs That Would Vest Upon	Number of PSUs That Would Vest Upon
Name	Death of Executive	Retirement of Executive(1)
Rainwater	19,572	12,231
Baxter	6,213	—
Voss	5,468	3,417
Sullivan	4,722	—
Cole	2,461	—

(1)	Messrs. Baxter, Sullivan and Cole are not retirement eligible. Therefore, no PSUs would vest under this scenario.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this information statement, in whole or in part, the following Audit Committee Report shall not be deemed to be incorporated by reference into any such filings.

AUDIT COMMITTEE REPORT

The Audit Committee of Ameren Corporation reviews Central Illinois Light Company’s financial reporting process on behalf of Central Illinois Light Company’s Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements of Central Illinois Light Company to be included in the 2006 Form 10-K with Central Illinois Light Company’s management and the independent registered public accountants. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. The independent registered public accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Central Illinois Light Company is a “non-accelerated filer” with respect to the reporting requirements of the Securities Exchange Act of 1934, as amended and therefore, was not required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC regulations as to management’s assessment of internal controls over financial reporting for the 2006 fiscal year.

The Audit Committee has discussed with the independent registered public accountants, the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including U.S. Auditing Standard Section 380. In addition, the Audit Committee has discussed with the independent registered public accountants, the accountants’ independence with respect to Central Illinois Light Company and its management, including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, received from the independent registered public accountants. To ensure the independence of the registered public accountants, Ameren Corporation has instituted monitoring processes at both the internal management level and the Audit Committee level. At the management level, a vice president and the corporate controller are required to review and pre-approve all engagements of the independent registered public accountants for any category of services, subject to the pre-approval of the Audit Committee described below. In addition, the corporate controller is required to provide to the Audit Committee at each of its meetings (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q) a written description of all services to be performed by the independent registered public accountants and the corresponding estimated fees. The monitoring process at the Audit Committee level includes a requirement that the Committee pre-approve the use of the independent registered public accountants to perform any category of services. At each Audit Committee meeting (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q), the Committee receives a joint report from the independent registered public accountants and the corporate controller concerning audit fees and fees paid to the independent auditors for all other services rendered, with a description of the services performed. The Audit Committee has considered whether the independent registered public accountants’ provision of the services covered under the captions “INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS — Fees for Fiscal Years 2006 and 2005 — Audit-Related Fees”, “— Tax Fees” and “— All Other Fees” in this information statement is compatible with maintaining the registered public accountants’ independence and has concluded that the registered public accountants’ independence has not been impaired by their engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Boards of Directors of Ameren Corporation and Central Illinois Light Company that Central Illinois Light Company’s audited financial statements be included in Central Illinois Light Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Ameren Audit Committee:

Douglas R. Oberhelman, Chairman
Stephen F. Brauer
Susan S. Elliott
Richard A. Liddy
Richard A. Lumpkin

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fiscal Year 2006

PricewaterhouseCoopers LLP (“PwC”) served as the independent registered public accountants for Ameren and its subsidiaries in 2006. PwC is an independent registered public accounting firm with the PCAOB. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Fees for Fiscal Years 2006 and 2005

Audit Fees

The aggregate fees for professional services rendered by PwC for (i) the audits of the consolidated annual financial statements of Ameren included in the combined 2006 Form 10-K of Ameren and its registered subsidiaries, the annual financial statements of its subsidiaries included in the combined 2006 Form 10-K of Ameren and its registered subsidiaries and the annual financial statements of certain non-registered subsidiaries; (ii) the audit of Ameren’s internal control over financial reporting and management’s assessment of the effectiveness of such controls; (iii) the reviews of the quarterly financial statements included in the combined Forms 10-Q of Ameren and its subsidiaries for the 2006 fiscal year; (iv) services provided in connection with debt and equity offerings; (v) certain accounting and reporting consultations; and (vi) Illinois required audits for the 2006 fiscal year, were $2,130,700.

Fees billed by PwC for audit services rendered to Ameren and its subsidiaries during the 2005 fiscal year totaled $1,880,195.

Audit-Related Fees

The aggregate fees for audit-related services rendered by PwC to Ameren and its subsidiaries during the 2006 fiscal year totaled $1,317,642. Such services consisted of: (i) due diligence services — $790,776; (ii) risk and controls assessment — $348,866; (iii) employee benefit plan audits — $163,000; (iv) agreed-upon procedures related to debt agreement compliance — $10,000; and (v) stock transfer/registrar review — $5,000.

Fees billed by PwC for audit-related services rendered to Ameren and its subsidiaries during the 2005 fiscal year totaled $900,097.

Tax Fees

PwC rendered no tax services to Ameren and its subsidiaries during the 2006 and 2005 fiscal years.

All Other Fees

The aggregate fees billed to Ameren by PwC during the 2006 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $8,000 for accounting and reporting reference software and a benchmarking tool.

Fees billed by PwC for all other services rendered to Ameren and its subsidiaries during the 2005 fiscal year totaled $28,000.

Fiscal Year 2007

Ameren’s Audit Committee has appointed PwC as independent registered public accountants for Ameren and its subsidiaries, including CILCO, for the fiscal year ending December 31, 2007. Ameren is asking its shareholders to ratify this appointment at its 2007 annual meeting.

Policy Regarding the Approval of Independent Registered Public Accountants Provision of Audit and Non-Audit Services

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants to Ameren and its subsidiaries. This policy and the procedure by which it is implemented is included in the “AUDIT COMMITTEE REPORT” above. The Audit Committee pre-approved under that policy 100 percent of the fees for services covered under the captions “— Audit Fees,” “— Audit-Related Fees” and “— All Other Fees” for fiscal years 2006 and 2005.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the information statement material for our 2008 annual meeting of shareholders must be received by the Secretary of the Company on or before November 14, 2007. We expect that the 2008 annual meeting of shareholders will be held on April 22, 2008.

In addition, under our By-Laws, shareholders who intend to submit a proposal in person at an annual meeting, or who intend to nominate a director at an annual meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at our principal executive offices not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting. The specific procedures to be used by shareholders to recommend nominees for director are set forth in Ameren’s Policy Regarding Nominations of Directors, which can be found on Ameren’s website at http://www.ameren.com. A copy of our By-Laws may be obtained by written request to the Secretary of the Company.

FORM 10-K

A copy of our 2006 Form 10-K, including the Company’s financial statements for the year ended December 31, 2006, is being furnished with this information statement. The 2006 Form 10-K is also available on Ameren’s website at http://www.ameren.com. If requested, we will provide you copies of any exhibits to the 2006 Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the 2006 Form 10-K by writing to the Office of the Secretary, Central Illinois Light Company, P.O. Box 66149, St. Louis, Missouri 63166-6149.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT THE INVESTORS’ SECTION OF AMEREN’S HOME PAGE ON THE INTERNET — HTTP://WWW.AMEREN.COM. INFORMATION CONTAINED ON AMEREN’S WEBSITE IS NOT INCORPORATED INTO THIS INFORMATION STATEMENT OR OTHER SECURITIES FILINGS.